
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                                                                            -----------------------------
                            FORM 12b-25 (Check One):                                        OMB Number: 3235-0058
                                                                                            Expires:
 |X| Form 10-K |_| Form 20-F |_| Form 11-K | | Form 10-Q |_| Form N-SAR                     Estimated average burden
                                                                                            hours per response ..... 2.50
                                                                                            -----------------------------
                                                                                            -----------------------------
     For Period Ended: October 31, 1997                                                      COMMISSION FILE NUMBER
                                                                                                1-12835
     [ ] Transition  Report on Form 10-K [ ] Transition  Report on Form 20-F [ ]            -----------------------------
     Transition  Report  on Form  11-K [ ]  Transition  Report  on Form 10-Q [ ]            -----------------------------
     Transition Report on Form N-SAR                                                                 CUSIP NUMBER
                                                                                                368772 10 9
     For the Transition Period Ended:                                                       -----------------------------


Read  Instruction (on back page) Before  Preparing  Form.  Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

GENERAL AMERICAN ROYALTY, INC.
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Full Name of Registrant


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Former Name if Applicable


One Energy Square, Suite 717, 4925 Greenville Avenue
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Address of Principal Executive Office (Street and Number)


Dallas, TX  75206
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City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

          |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          |X| |(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          |X|  (c) The accountant's  statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

The company needs additional time to gather the necessary information to file a complete and accurate Form 10-KSB.

                                                                                                                     SEC 1344 (6/94)


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
          Sam E. Nicholson       (214)          361-8535
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            (Name)            (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    |_| Yes |X| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



================================================================================

                       GENERAL AMERICAN ROYALTY, INC.
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date January 28, 1998                By  /s/ James F. Smith
                                         ---------------------------------------
                                         James F. Smith, President
INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------- ATTENTION ----------------------------------------
Intentional  misstatements  or omissions  of fact  constitute  Federal  Criminal
Violations (See 18 U.S.C.1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange
    Commission,  Washington,  D.C.  20549,  in  accordance  with Rule 0-3 of the
    General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T or apply for an adjustment in filing date pursuant to Rule
    13(b) of Regulation S-T.

